AMENDMENT No. 3

to the

AMENdED AND RESTATED DECLARATION OF TRUST

of

OPPENHEIMER MUNICIPAL FUND

     This Amendment Number 3 is made as of September 23, 2010 to the Amended and Restated Declaration of Trust of Oppenheimer Municipal Fund (the “Trust”), dated as of June 7, 2002, by the individual executing this Amendment below on behalf of the Trustees of the Trust and hereby certifying its adoption by resolution of said Trustees as of said date.

     WHEREAS, the Trustees established Oppenheimer Municipal Fund as a trust fund under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under a Declaration of Trust dated September 16, 1996 as amended and restated June 7, 2002, and as further amended September 30, 2002 and January 8, 2003;

     WHEREAS, a majority of the Trustees, acting pursuant to Section 12 of Article NINTH of the Trust’s Amended and Restated Declaration of Trust dated June 7, 2002, have determined that it is advisable to establish and designate an additional class of Shares to the Fund, and have so resolved;

     WHEREAS, Section 6 of Article NINTH of said Declaration of Trust, as so amended, provides that anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to any matters in connection with the Trust;

     NOW, THEREFORE, pursuant to Part 3 of Article FOURTH and Sections 6 and 12 of Article NINTH, the undersigned officer hereby certifies that the Trust’s Amended and Restated Declaration of Trust is amended as follows:

     Article FOURTH, Part 3 of the Trust’s Amended and Restated Declaration of Trust is amended by replacing it with the following paragraph:

“Without limiting the authority of the Trustees set forth in parts 1 and 2 of this Article FOURTH to establish and designate any further Series or Classes of Series, the Trustees hereby confirm the establishment of one Series of Shares having the name “Oppenheimer Limited Term Municipal Fund,” said Shares having previously been divided into four Classes, which are designated as Class A, Class B, Class C and Class Y. In addition to the rights and preferences described in parts 1 and 2 of this Article FOURTH with respect to Series and Classes, the Series and Classes established hereby shall have the relative rights and preferences described in this part 3 of this Article FOURTH. The Shares of any Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:”

     IN WITNESS WHEREOF, the undersigned has signed this instrument and has caused it to be lodged among the records of the Fund on September 23, 2010.

                                        Oppenheimer Municipal Fund

                                        /s/ Taylor Edwards ______

                                        Taylor Edwards,
                                        Assistant Secretary

The Declaration of Trust establishing Oppenheimer Municipal Fund, dated September 16, 1996 as amended and restated June 7, 2002, and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.